UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HAMPSHIRE GROUP, LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2010

Dear Fellow Stockholder,

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Hampshire Group, Limited to be held at 11:30 a.m. Eastern Daylight Time on Wednesday, June 2, 2010 at HSBC, 452 Fifth Avenue, New York, New York 10018. The attached Notice of Annual Meeting and Proxy Statement describes the business we will conduct at the Annual Meeting and provides information about usthat you should consider when you vote your shares. Your Board of Directors and senior management look forward to greeting you at the meeting.

At the annual meeting, you will be asked to approve the following proposals:

•	To elect six directors, constituting the whole Board of Directors until the next annual meeting,
•	To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and
•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These proposals are important, and we urge you to vote in favor of them.

It is important that your shares are represented and voted at the Annual Meeting. This is particularly important this year in light of the SEC’s adoption of a new rule effective January 1, 2010 that, for those of you who are street-name stockholders, will no longer permit your broker, bank or other nominee to vote on your behalf in an election of directors. For your vote in the election of directors to be counted, you will now need to cast your vote and communicate your voting decisions to your broker, bank or other financial institution no later than June 1, 2010.

To ensure that you as a street-name stockholder are able to participate in our upcoming Annual Meeting, please review our proxy materials and follow the instructions for voting your shares on the voting instruction form that you will be receiving from Broadridge Financial Solutions, Inc.

Voting your shares is important, among other things, to ensure that we get the minimum quorum required for the Annual Meeting. Your affirmative participation in the voting process also helps us avoid the need and the added expense of having to contact you to solicit your vote and helps us avoid the need of having to reschedule our Annual Meeting. We hope that you will exercise your legal rights and fully participate as a stockholder in our future.

It is important that as many stockholders as possible be represented at the Annual Meeting, so please review the attached Proxy Statement promptly and vote your shares as soon as possible by following the instructions for voting in the attached Proxy Statement. Also, if you hold shares through a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction forms that they furnish to you, and vote your shares.

If you are a shareholder of record, a form of personal photo identification must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you must bring a legal proxy from the broker, a brokerage statement or other proof of ownership with you to the Meeting as well as a form of personal photo identification. For further details, please see the response to the question “Do I need a ticket to attend the Annual Meeting?” under “GENERAL INFORMATION ABOUT THE ANNUAL MEETING.”

The close of business on April 16, 2010 is the record date for our Annual Meeting. On or about April 28, 2010, we began mailing Proxy Materials to all of our stockholders of record as of the record date, and we have posted this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2009 on the Internet as described herein.

Sincerely,

Heath L. Golden President, Chief Executive Officer and Secretary

April 28, 2010

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

TIME: 11:30 a.m. Eastern Daylight Time

DATE: June 2, 2010

PLACE: HSBC, 452 Fifth Avenue, New York, New York 10018

PURPOSES:

1. To elect six directors, constituting the whole Board of Directors, until the next Annual Meeting;

2. To ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on April 16, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. We are mailing Proxy Materials commencing on or about April 28, 2010 to all stockholders of record as of the record date for the Annual Meeting.

Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy card in case your plans change. Please vote today to ensure that your votes are counted.

If you hold our shares in street name, please follow the instructions set forth below in “How Do I Vote?” and vote your shares.

If you are a stockholder of record and attend the Annual Meeting in person, you will be able to vote your shares personally at the meeting if you so desire, even if you previously voted.

BY ORDER OF THE BOARD OF DIRECTORS

Heath L. Golden Secretary, President and Chief Executive Officer

i

HAMPSHIRE GROUP, LIMITED

114 W. 41st Street,
New York, New York 10036
(212) 840-5666

PROXY STATEMENT
2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 2, 2010

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did I Receive this Proxy Statement?

You received this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders and any adjournments of the meeting to be held at 11:30 a.m. Eastern Daylight Time on Wednesday, June 2, 2010 at HSBC, 452 Fifth Avenue, New York, New York 10018. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 2, 2010. The Proxy Statement and Annual Report to security holders are also available at http://bnymellon.mobular.net/bnymellon/hamp.pk

Directions to the Annual Meeting are available at our web site, www.hamp.com by clicking on the “Corporate Governance” tab and then selecting “Directions to the Annual Meeting” from the list of documents on the web page.

On April 28, 2010 we began sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement our 2010 annual report, which includes our financial statements for the fiscal year ended December 31, 2009.

Do I Need a Ticket to Attend the Annual Meeting?

No, but shareholders must present proof of ownership and also must present a form of personal photo identification in order to be admitted to the Annual Meeting. If you are a shareholder of record, your name will be on the date of record (April 16, 2010) list. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Hampshire Group, Limited Common Stock, such as a legal proxy from your broker or a bank or brokerage account statement, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 16, 2010 are entitled to vote at the annual meeting. On this record date, there were 6,316,665 shares of our common stock outstanding and entitled to vote. Common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of Hampshire Group, Limited Common Stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. Heath L. Golden, our President, Chief Executive Officer and Secretary, and Jonathan Norwood, our Vice President, Chief Financial Officer and Treasurer, have been designated as proxies for the Annual Meeting. You may specify whether your shares should be voted for all, some or none of the nominees for director or withheld from all or any one of the nominees for director and whether your shares should be voted for, against or abstain with respect to each of the other proposals. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, BNY Mellon Shareowner Services, or you have stock certificates registered in your name, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.
•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other holder of record with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
•	By Internet or by telephone. Follow the instructions from your broker or other nominee explaining how to vote your shares by Internet or by Telephone.
•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the annual meeting. You will not be able to vote at the annual meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director;
•	“FOR” ratification of the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2010.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those described in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the meeting. You may change or revoke your proxy in any one of the following ways:

•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by notifying Hampshire Group, Limited’s Secretary in writing before the annual meeting that you have revoked your proxy; or
•	by attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Your most current proxy card vote is the one that is counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record that holds your shares as described above under “How Do I Vote?,” the bank, broker or other holder of record has the authority to vote your unvoted shares on Proposal 2 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director are elected by a plurality of the votes cast in the election. You may vote either FOR all of the nominees, WITHHOLD your vote for all of the nominees or vote FOR or WITHHOLD your vote for any one or more of the nominees. Under applicable Delaware law, votes that are withheld will not be included in the vote tally for the election of directors. In addition, abstentions will have no effect on the outcome of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.
Proposal 2: Ratify Appointment of Our Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, the Audit Committee of our Board of Directors may reconsider its selection.

What is the Effect of Not Casting Your Vote?

If you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors in Proposal 1 of this Proxy Statement. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other holder of record was allowed to vote those shares on your behalf in the election of directors as it felt appropriate.

Recent changes in regulation were made to take away the ability of your bank, broker or other record holder to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other holder of record how to vote in the election of directors, no votes will be cast on this proposal on your behalf. Your bank, broker or other holder of record will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2 of this Proxy Statement). They will not have discretion to vote uninstructed shares in the election of directors (Proposal 1 of this Proxy Statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, BNY Mellon Shareowner Services, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

What are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 11:30 a.m. Eastern Daylight Time on June 2, 2010 at HSBC, 452 Fifth Avenue, New York, New York 10018. When you arrive, after being cleared through security, you will be directed to the appropriate meeting room.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card and/or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, BNY Mellon Shareowner Services, by calling their toll-free number, 1-877-295-8650.

If you do not wish to participate in “householding” and would like to receive your own set of Hampshire Group, Limited’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Hampshire Group, Limited stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•	If your Hampshire Group, Limited shares are registered in your own name, please contact our transfer agent, BNY Mellon Shareowner Services, and inform them of your request by calling them at 1-877-295-8650 or writing them at BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310.
•	If a broker or other nominee holds your Hampshire Group, Limited shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save the Company the cost of producing and mailing these documents by following the instructions provided on your proxy card or voter instruction form.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Stockholder Proposals for the 2011 Annual Meeting

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, certain stockholder proposals may be eligible for inclusion in our 2011 Proxy Statement and form of proxy. The date by which we must receive stockholder proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 2011 Annual Meeting of Stockholders is December 1, 2010 or if the date of our 2011 Annual Meeting is changed by more than 30 days from June 2, 2011, a reasonable time before we begin to print and mail the proxy materials for the 2011 Annual Meeting.

Our By-Laws set forth certain procedures that stockholders must follow in order to properly nominate a person for election to the Board of Directors or to present any other business at an annual meeting of stockholders, other than proposals included in our Proxy Statement pursuant to Rule 14a-8. In addition to any other applicable requirements, to properly nominate a person for election to the Board of Directors or for a stockholder to properly bring other business before the 2011 Annual Meeting, a stockholder of record must give timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be received at our principal office between February 2, 2011 and March 4, 2011; provided that, if the 2011 Annual Meeting is called for a date that is not within 30 days before or after June 2, 2011, then the notice by the stockholder must be so received a reasonable time before we make available our Proxy Statement for the 2011 Annual Meeting. The notice also must contain specific information regarding the nomination or the other business proposed to be brought before the meeting, as set forth in our By-Laws. The By-Law provisions relating to advance notice of business to be transacted at annual meetings are contained in our By-Laws.

Stockholder Nominees to the Board

Apart from any proposals made pursuant to Rule 14a-8 as discussed above, our Nominating Committee will consider director nominees recommended by stockholders in accordance with the Nominating Committee’s Charter. Recommendations should be submitted to our Corporate Secretary in writing at our offices in 114 West 41st Street, New York, New York 10036, along with additional required information about the nominee and the stockholder making the recommendation.

The Nominating Committee and the Board have also approved qualifications for nomination to the Board. In determining whether to recommend particular individuals to the Board, the Committee will consider, among other factors, a director’s ethical character and a director’s experience and diversity of background, as well as whether a director is independent under applicable listing standards and financially literate. The process by which the Nominating Committee identifies and evaluates nominees for director is the same regardless of whether the nominee is recommended by a stockholder or the Board.

When the Board or the Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the chairman of the Committee will initiate a search, seeking input from other directors and senior management and hiring a search firm, if necessary. The initial list of candidates that satisfy the specific criteria, if any, and otherwise qualify for membership on the Board will be identified by the Committee. At least one member of the Committee (generally the Chairman) and the Chief Executive Officer will interview each qualified candidate. Other directors will also interview the candidate if possible. Based on a satisfactory outcome of those reviews, the Committee will make its recommendation for approval of the candidate to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning

(i)	those persons known by our management to own beneficially more than 5% of our outstanding common stock,
(ii)	our directors,
(iii)	our Named Executive Officers, and
(iv)	all of our current directors and executive officers as a group.

According to rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned.

Such information is provided as of April 20, 2010. The percentage of ownership is based on 6,315,360 shares of common stock issued and outstanding as of April 20, 2010. Unless otherwise indicated, the address of each beneficial owner is 114 W. 41st Street, New York, New York 10036.

Stockholder	Shares(1)	Percent
Harvey L. Sperry(2)(4)	22,500	*
Irwin W. Winter(2)	20,200	*
Peter H. Woodward(2)	60,898	*
Herbert Elish(2)	20,000	*
Richard A. Mandell(2)	20,000	*
Heath L. Golden(3)	100,000	1.6
Jonathan W. Norwood(3)	100,000	1.6
Howard L. Zwilling(3)	100,000	1.6
Mark W. Lepine(3)	100,000	1.6
All directors and current executive officers as a group (9 persons)	543,598	8.6
Other Stockholders
Invesco Trimark Ltd. – 1555 Peachtree Street N.E., Atlanta, GA 30309(5)	1,087,224	17.2
Fidelity Low Price Stock Fund – 82 Devonshire Street, Boston, MA 02109(6)	920,000	14.6
Heartland Advisors, Inc. – 789 North Water Street, Milwaukee, WI 53202(7)	519,000	8.2
Norman H. Pessin – 366 Madison Avenue, 14th Floor, New York, NY 10017(8)	398,000	6.3
Peter W. Woodworth – 902 East Second Street, Suite 100, Winona, MN 55987(9)	272,052	5.3
Joyce Woodworth – 902 East Second Street, Suite 100, Winona, MN 55987(10)	60,929	5.3

* — Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Attached to each share of common stock is a preferred share purchase right to acquire one-thousandth of a share of the Company’s series A Junior Participating Preferred Stock, par value $0.01 per share, which preferred share purchase rights are not presently exercisable. A discussion of the preferred share purchase rights may be found in Note 8 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Includes 20,000 shares of Common Stock, held directly, granted under the Stock Plan, of which 19,500 are subject to vesting and forfeiture in certain circumstances. See “DIRECTOR COMPENSATION.”
(3)	Includes 100,000 shares of Common Stock, held directly, granted under the Stock Plan, of which 97,500 are subject to vesting and forfeiture in certain circumstances. See “EXECUTIVE OFFICER COMPENSATION.”
(4)	Includes 500 shares held directly by Mr. Sperry and 2,000 shares held for Mr. Sperry’s children under trusts controlled by Mr. Sperry.

(5)	Based upon a Schedule 13D filed with the SEC on December 24, 2009 by Invesco Ltd. According to the Schedule 13D, sole voting and dispositive power for the shares belongs to Invesco Trimark Ltd.
(6)	Based upon a Form N-CSR filed with the SEC on March 26, 2010, which stated 920,000 shares were held as of January 31, 2010. According to the Schedule 13G/A filed September 10, 2008, Edward C. Johnson III and FMR LLC, through their control of Fidelity Management & Research Company, each have sole power to dispose of the shares owned by FMR LLC Funds, which includes Fidelity Low Price Stock Fund, but do not have or share voting power with respect to the shares, which resides with the Funds’ Board of Trustees.
(7)	Based upon a Schedule 13G/A filed with the SEC on February 10, 2010 by Heartland Advisors, Inc. and William J. Nasgovitz. According to the Schedule 13G/A, each of Heartland Advisors, Inc. and William J. Nasgovitz were deemed to have or share sole voting and disposition power and therefore beneficially own 519,000 shares of common stock as of December 31, 2009.
(8)	Based upon a Schedule 13D filed with the SEC on December 8, 2009 by Norman H. Pessin. According to the Schedule 13D, Norman H. Pessin possessed sole voting power with respect to 398,000 shares of Common Stock as of December 8, 2009.
(9)	Based upon a Schedule 13D/A filed with the SEC on April 20, 2010. According to the Schedule 13D/A, Mr. Woodworth filed as the “Woodworth Reporting Persons,” which also includes Joyce Woodworth. The Reporting Persons held a total of 332,981 shares or 5.3% of the shares outstanding. Includes 272,052 shares of Common Stock held directly.
(10)	Based upon a Schedule 13D/A filed with the SEC on April 20, 2010. According to the Schedule 13D/A, Ms. Woodworth filed as the “Woodworth Reporting Persons,” which also includes Peter W. Woodworth. The Reporting Persons held a total of 332,981 shares or 5.3% of the shares outstanding. Includes 60,929 shares of Common Stock held directly.

ELECTION OF DIRECTORS

(Proposal 1)

At the Annual Meeting, the stockholders will elect the whole Board of Directors to serve until the 2011 Annual Meeting and until their successors are elected and qualified. Harvey L. Sperry and Irwin W. Winter, both currently serving as directors, have decided to retire from the Board of Directors effective as of the adjournment of the 2010 Annual Meeting. Mr. Winter informed the Board of Directors of his decision to not stand for re-election at the Annual Meeting on April 23, 2010. Neither Mr. Sperry’s nor Mr. Winter’s decision to resign involved any disagreement with the Company, management or the Board of Directors. The Company wishes to express its appreciation to Mr. Sperry and Mr. Winter for their long and dedicated service as directors.

The Board of Directors, based upon the recommendation of the Nominating Committee, has designated as nominees for election the six persons named below, all of whom, except for Robert C. Siegel and Janice E. Page, currently serve as directors.

In nominating each of those individuals, the Nominating Committee and the Board considered, among other factors, a candidate’s ethical character and a candidate’s experience and diversity of background, as well as whether the candidate is independent and financially literate. In considering the re-nominations, the Committee and the Board also took into consideration the following additional factors relating to each director:

•	Such director’s experience with and contribution to the Board;
•	The absence of any material change in such director’s employment or responsibilities with any other organization;
•	Such director’s attendance at meetings of the Board and the Board committees on which such director serves and such director’s participation in the activities of the Board and such committees;
•	The absence of any relationships with the Company or another organization, or any other circumstances that have arisen, that might make it inappropriate for the director to continue serving on the Board; and
•	The director’s age and length of service on the Board. We have not adopted a retirement policy for directors.

The background and experience of each of the nominees for director that the Nominating Committee and the Board considered in evaluating each nominee is set forth opposite their respective names in “Information Concerning Nominees” below. See also “Corporate Governance Matters” below, which discloses additional information about the nominees. The Nominating Committee and the Board considered each nominee’s overall business experience, contributions to Board activities during the preceding year, where appropriate, and independence in their evaluation of each nominee in conjunction with the factors discussed above, but did not otherwise give greater weight to any of the factors cited above compared with any of the others. The Board believes that each of the nominees for director is well qualified to serve, or continue to serve, as appropriate, as a director of the Company.

Shares of Common Stock properly voted at the Annual Meeting by any of the means discussed above will be voted FOR the election of the nominees named below unless you withhold your vote for any or all of the nominees in your voting instructions or your proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the holders of such proxies may vote shares represented by a duly executed proxy in favor of such other person as they may determine.

The Board of Directors unanimously recommends that you vote
FOR
the nominees listed below.

Information Concerning Nominees

Set forth below are the names of the persons nominated as directors, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years.

Name	Age	Position(s) Held
Heath L. Golden	35	Chief Executive Officer and President; Director
Richard A. Mandell	67	Director and Chairman
Herbert Elish	76	Director
Peter H. Woodward	37	Director
Robert C. Siegel	73	Nominee
Janice E. Page	60	Nominee

HEATH L. GOLDEN became President, Chief Executive Officer and a director of the Company on July 29, 2009. Mr. Golden joined the Company as Vice President of Business Development and Assistant Secretary in August 2005. In May 2006, he assumed the additional position of General Counsel and in June 2006 he also assumed the role of Vice President of Administration and Secretary. In April 2009, Mr. Golden became Executive Vice President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Golden was an attorney with Willkie Farr & Gallagher LLP from March 2003 through July 2005 and prior to that with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. from April 2000 until March 2003. Mr. Golden began his career in the private practice of law in 1999.

We believe Mr. Golden’s qualifications to sit on our Board include his experience in the apparel industry, his six years of experience as an attorney in the private sector and his deep understanding of the Company and its operations derived from his experience in positions he has held with us, including President and Chief Executive Officer, Executive Vice President, Chief Operating Officer, General Counsel, Vice President of Administration, Secretary and Vice President of Business Development.

RICHARD A. MANDELL has served as a director since April 2008 and was elected Chairman by the Board in February 2010. Mr. Mandell also served as Chief Executive Officer and President from April 15, 2009 until July 29, 2009. Mr. Mandell served as the Chairman of the Board of Directors of Encore Capital Group from October 2004 until May 2007 and has served as a director of Encore since June 2001. He is currently a private investor and financial consultant. Mr. Mandell also served as a Director of Trian Acquisition I Corp. from January 2008 until January 2010, a Director of Smith & Wollensky Restaurant Group, Inc. from 2003 until January 2008 and a Director of Sbarro, Inc. from March 1986 until January 2007. Mr. Mandell was a Vice President — Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, from January 1996 until February 1998. From 1982 until June 1995, Mr. Mandell served as a Managing Director of Investment Banking of Prudential Securities Incorporated, an investment banking firm, where he was head of the Retail Trade Group. Mr. Mandell is a certified public accountant.

We believe Mr. Mandell’s qualifications to sit on our Board include his valuable management and financial experience, including over 20 years of experience as an investment banker serving public and private companies, serving as a director, including chairman, for eight publicly held companies, and his experience as a certified public accountant. In addition to his knowledge of the Company as a Director, Mr. Mandell also has first-hand knowledge of the Company’s operations as he served as Chief Executive Officer and President from April 2009 until July 2009.

HERBERT ELISH rejoined the Board of the Company in April 2008. Mr. Elish first served as a director from 1986 until 2000. Since March 2005, Mr. Elish has been the Chief Operating Officer of the College Board, a not-for-profit membership association whose programs and services include the SAT and Advanced Placement Program. Prior to March 2005, Mr. Elish was Executive Director of The Carnegie Library of

Pittsburgh. Mr. Elish has previously served in a number of executive capacities in both the public and private sectors, including as the Chairman and CEO of Weirton Steel Company, Chairman of the Board of The Kerr Group and Director of Hauser, Inc.

We believe Mr. Elish’s qualifications to sit on our Board include his knowledge of the Company from his prior service as a Director of the Company and his experience in both commercial and not-for-profit enterprises as both a senior executive and director. Mr. Elish provides insight from his broad operational experience as a senior executive in both public and private companies and from the directorships he has held.

PETER H. WOODWARD joined the Board on December 2, 2009. Mr. Woodward has served as the General Partner of MHW Capital Management, LLC, an investment firm specializing in equity investments in public companies that are revitalizing their business plans, since he founded it in August 2005. From 1995 to August, 2005, he was Managing Director of Regan Fund Management, LLC, an investment firm. Mr. Woodward has previously served on the boards of directors of NewsEdge Corp. from March 2000 until September 2001; Zomax, Inc. from July 2006 until December 2006; and Innodata-Isogen Corp. from December 2006 until June 2009.

We believe Mr. Woodward’s qualifications to sit on our Board include his experience in investing in, monitoring and guiding public and private companies that are revitalizing their business plans. In addition, Mr. Woodward’s governance experience as a director of several public companies provides insight to the Board.

ROBERT C. SIEGEL was selected by the Board as a nominee. Mr. Siegel retired his position as Chief Executive Officer of Devanlay U.S. Inc., the licensee for Lacoste S.A. branded apparel in the U.S., on December 31, 2009. Mr. Siegel served in this position from 2002 until his retirement in December 2008. Mr. Siegel had previously been the principal of Siegel Associates, a consultant for the apparel, footwear and retail industries, since December 1998 until he joined Lacoste S.A., and Mr. Siegel was Managing Director of Branded Products for Kurt Salmon Associates, Inc. since January 2000 until he joined Lacoste S.A. From December 1993 to December 1998, Mr. Siegel served as Chairman of the Board, President and Chief Executive Officer of The Stride Rite Corporation. Previously, Mr. Siegel was with Levi Strauss & Co. from 1964 to 1993 and, among other positions, was President of the Dockers and Menswear divisions. Mr. Siegel was a director of The Bon Ton Stores from June 1998 until October 2006 and Skechers U.S.A. Inc., from January 1999 until June 2000. Mr. Siegel was also a director of MCNAUGHTON APPAREL GROUP INC from March 1999 until September 2003, Oshkosh B’gosh, Inc. from June 1998 until March 2005 and Kellwood Company from February 2007 until May 2008.

We believe Mr. Siegel’s qualifications to sit on our Board include his knowledge of the industry gained as Chief Executive Officer of Devanlay U.S. Inc. and The Stride Rite Corporation, President of the Dockers and Menswear divisions of Levi Strauss & Co. and as a director of The Bon Ton Stores, Skechers U.S.A. Inc. and MCNAUGHTON APPAREL GROUP. Mr. Siegel’s brings over 40 years of industry experience and an understanding of corporate governance and related topics to the Board.

JANICE E. PAGE was selected by the Board as a nominee. Ms. Page had been with Sears Roebuck and Company (now Sears Holding Company) for 26 years when she retired as a Senior Vice President in 1997. Ms. Page was a trustee of the Glimcher Realty Investment Trust from September 2001 until 2004 and was a director of the Kellwood Company from December 2000 until it was acquired in 2008. Ms. Page has been a director of R.G. Barry Corporation since May 2000 and American Eagle Outfitters since June 2004.

We believe Ms. Page’s qualifications to sit on our Board include her valuable retail experience, including over 26 years of experience in retail management, merchandising, buying, marketing and store operations. In addition, Ms. Page’s governance experience as a director of public and private apparel companies, as well as other companies, provides insight to the Board.

CORPORATE GOVERNANCE MATTERS

Responsibility and Oversight

Consistent with Delaware law, our business is managed by our officers under the direction and oversight of the Board of Directors. The Board of Directors is responsible for overseeing the risk management processes of the Company. In exercising its oversight responsibilities, as permitted by law, the Board receives and relies on reports and other information provided by management, reviews and approves matters that it is required or permitted by law or our certificate of incorporation or by-laws, each as amended, to approve and inquires into such other matters as it deems appropriate, including our business plans, prospects and performance, succession planning, risk management and other matters for which it has oversight responsibility.

As discussed below, the Board also maintains several standing committees with oversight responsibility for various Board functions.

Director Independence

The Board of Directors is comprised of a majority of “independent directors” as such term is defined below. Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Hampshire Group, Limited, either directly or indirectly. Based upon this review, our Board has determined that the following members of the Board are “independent directors” as defined under NASDAQ listing standards and the rules and regulations of the Securities and Exchange Commission: Mr. Elish, Mr. Winter, Mr. Sperry and Mr. Woodward.

Meeting Attendance

During the fiscal year ended December 31, 2009, there were 29 meetings of our Board of Directors, and the various committees of the Board met a total of 10 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal year 2009.

Policy on Annual Meetings

We encourage, but do not require, all incumbent directors and director nominees to attend each annual meeting of our stockholders.

Board Leadership Structure

As noted above, Mr. Mandell serves as Chairman of the Board of Directors. As such, the Board has separated the position of Chairman from the position of Chief Executive Officer.

The Board believes that independent oversight of management is an important component of an effective board of directors and that the separation of the positions of Chairman and Chief Executive Officer is the most effective Board leadership structure for the Company at the present time. While the Board believes that the separation of the positions of Chairman and Chief Executive Officer is beneficial to the Company at the present time, the Board retains the authority to modify this structure in the event of, and to address, changing circumstances, and to advance the best interests of all stockholders, as the Board then considers appropriate.

Committees of the Board of Directors

The Board of Directors maintains an Audit Committee, a Compensation Committee and a Nominating Committee. The Board has determined that each of the members of these committees is an independent director, as described above. Each of these committees operates under a written charter that has been approved by the Board and is posted on our website, which can be viewed by going to www.hamp.com and clicking on the “Corporate Governance” tab and then selecting the appropriate charter from the list of documents on the web page.

Audit Committee

Our Audit Committee met 10 times during fiscal year 2009. This committee currently has three members: Mr. Winter (Chairman), Mr. Sperry and Mr. Woodward. Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. The Audit Committee is also responsible for discussing the Corporation’s major financial risk exposures with management and the monitoring steps management has taken to monitor and control such risks, including the Corporation’s risk assessment and risk management policies. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The NASDAQ Stock Market LLC, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Winter and Mr. Woodward are “audit committee financial experts,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.hamp.com.

Compensation Committee

During fiscal year 2009, in lieu of Compensation Committee meetings, compensation matters were addressed by the Board of Directors.

Our Compensation Committee currently has three members: Mr. Elish (Chairman), Mr. Winter and Mr. Sperry. Our Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our 2009 Stock Incentive Plan (the “Stock Plan”) and our 2010 Cash Incentive Bonus Plan (the “Bonus Plan”). The Compensation Committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present. All members of the Compensation Committee qualify as independent under the definition promulgated by the NASDAQ Stock Market LLC.

The Compensation Committee of the Board of Directors oversees our compensation and equity programs generally, and is responsible for all decisions relating to the compensation of all our executive officers, including the named executive officers (“NEOs”) discussed herein.

In developing our compensation programs, and generally in determining the compensation of the NEOs, the Compensation Committee has focused on two core beliefs:

•	our success depends in large part on our ability to attract and retain executives with superior talent and the skills necessary to grow our business; and
•	executive compensation should be designed to motivate the creation of value and reward executives for such value creation.

To this end, our compensation programs have been designed to compensate NEOs, fairly and competitively, primarily through a mix of: (i) base salary, which is reviewed on an annual basis, except to the extent otherwise provided for in an applicable employment agreement; (ii) annual bonuses, which are based on the achievement of the Company’s performance objectives; and (iii) equity grants of restricted stock. In order to maintain flexibility in a changing business environment, in addition to annual bonuses, the Compensation Committee sometimes grants additional cash bonuses that relate to exceptional efforts or accomplishments other than pre-determined Company financial metrics. The NEOs also may participate in our employee benefit plans on the same basis as our other employees.

In determining the levels and mix of compensation, the Compensation Committee does not generally rely on formulaic guidelines but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals.

The primary objectives of our compensation programs are to:

•	attract and retain executives with the skills and attributes that we need to promote the growth and success of our business;
•	motivate our executives to achieve our annual and long-term strategic objectives of increasing stockholder value by increasing consolidated operating income and after-tax corporate profits;

•	create an identity of interests between our executives and our stockholders by making executive bonuses dependent on the achievement of a pre-determined level of consolidated operating income; and
•	encourage our executives to promote and conduct themselves in accordance with our values and Code of Ethics.

This necessarily requires that the Compensation Committee make reasoned subjective determinations about compensation levels. Subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. In addition, with respect to the NEOs other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of the Chief Executive Officer.

In making its determinations for 2009 compensation, the Compensation Committee engaged Clearbridge Compensation Advisors for assistance in structuring the Stock Plan and the Bonus Plan.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.hamp.com.

Nominating Committee

During fiscal year 2009, in lieu of Nominating Committee meetings, nominating matters were addressed by the Board of Directors.

Our Nominating Committee has three members, Mr. Woodward (Chairman), Mr. Elish and Mr. Winter. This committee’s role is to make recommendations to the full Board as to the size and composition of the Board and its committees, to evaluate and make recommendations as to potential candidates, and to evaluate current Board members’ performance. All members of the Nominating Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market LLC. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director or propose a candidate for consideration as a nominee by the Nominating Committee at the 2011 Annual Meeting of Stockholders using the procedures set forth in the Company’s Bylaws, it must follow the procedures described in “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS.”

A copy of the Nominating Committee’s written charter is publicly available on the Company’s website at www.hamp.com.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer, chief financial officer, principal accounting officer and directors. The text of the code of conduct and ethics is posted on our website at www.hamp.com and is filed as an exhibit to our Annual Report on Form 10-K, and will be made available to stockholders without charge, upon request in writing to the Corporate Secretary at 114 W. 41st Street, New York, New York 10036. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (212) 840-5666. However, any stockholder who wishes to address questions regarding our business directly to the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at 114 W. 41st Street, New York, New York 10036. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings,
•	resumes and other forms of job inquiries,
•	surveys, and
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside non-employee upon request.

DIRECTOR COMPENSATION

The following table sets forth a summary of our non-employee Directors’ compensation in 2009:

Name	Fees Earned or Paid in Cash ($)	Non-Employee Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Harvey L. Sperry(2)	80,000	44,770	N/A		124,770
Irwin W. Winter(2)	80,000	44,770	N/A		124,770
Herbert Elish(2)	80,000	44,770	N/A		124,770
Richard A. Mandell(2)	73,333	44,770	117,222	(4)	235,325
Peter H. Woodward(3)	6,400	47,307	N/A		53,707
Michael C. Jackson	26,667	N/A	N/A		26,667
Joel H. Goldberg	20,000	N/A	N/A		20,000

(1)	These amounts represent the grant date fair value of stock awards granted to each director in the year ended December 31, 2009 computed in accordance with Financial Accounting Standards Board Accounting Standard CodificationTM Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 1 and Note 12 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	Stock award of 20,000 shares based on the $3.00 per share fair market value on November 9, 2009, when the stock compensation was granted, all of which was outstanding at December 31, 2009. At the highest level of performance, the fair market value of the stock award is $60,000.
(3)	Stock award of 20,000 shares based on the $3.17 per share fair market value on December 2, 2009, when the stock compensation was granted, all of which was outstanding at December 31, 2009. At the highest level of performance, the fair market value of the stock award is $63,400.
(4)	Mr. Mandell’s “All Other Compensation” is comprised of $92,222 earned on a base annual salary of $300,000 plus employee benefits while he was President and Chief Executive Officer from April 15, 2009 until July 29, 2009, $25,000 in consulting fees earned, at the request of and the approval by the Board, assisting management during February 2009 and March 2009.

NARRATIVE TO DIRECTOR COMPENSATION TABLE

During 2009, Director fees paid as cash compensation were $80,000 for those non-employee Directors serving on committees of the Board and $50,000 for non-employee Directors not serving on committees and were paid quarterly. Each non-employee Director served on at least one committee during 2009. No additional fees were paid for serving as Chairman of the Board or for serving as Chairman of a Committee. No fees were paid to employee directors.

Each non-employee Director who served as a non-employee Director on or after October 21, 2009 was also awarded 20,000 shares of restricted stock under the Stock Plan as defined herein. Ten percent or 2,000 shares of each award of restricted stock are subject to time-based vesting (the “Time-Vested Shares”), with 500 shares of the Time-Vested Shares vesting on March 31 of each of 2010, 2011, 2012, and 2013, subject to the Director’s continuous service through the vesting date. The remaining 18,000 shares of each award of restricted stock are subject to performance-based vesting (the “Performance-Vested Shares”), with 4,500 of the Performance-Vested Shares vesting on March 31 of each of 2011, 2012, 2013, and 2014, provided that as of each such vesting date our consolidated return on operating income for the preceding fiscal year as a percent of average working capital (excluding discontinued operations) is equal to or greater than 6%, with respect to the 2010 and 2011 fiscal years, and 8%, with respect to the 2012 and 2013 fiscal years. In the event we miss the target in a given year, the shares that would otherwise have vested in that year will be rolled forward to the next year and will vest simultaneously with the shares already allocated for that subsequent year should we exceed that year’s target by an amount sufficient to cover the prior year’s or years’ cumulative shortfall. This rollover mechanism will permit shares to be carried forward over multiple years until the expiration of the plan.

Mr. Woodward became a Director in December 2009 and earned Director fees in proportion to the fraction of 2009 he served as a non-employee Director. Mr. Mandell served as President and Chief Executive Officer from April 15, 2009 through July 29, 2009 and did not, as an employee director, receive a certain portion of Director fees during that period. Messrs. Goldberg and Jackson resigned in March 2009 and May 2009, respectively, and earned fees approximately in proportion to the fraction they served as non-employee Directors in 2009. Mr. Michael Culang, an employee Director, did not receive Director fees and resigned on April 15, 2009.

We reimburse our Directors for out-of-pocket expenses associated with attendance at the meetings of the Board and its Committees.

The Board determined that 2010 non-employee Director fees compensated in cash will be $60,000 for the Company’s non-employee Directors (other than the Chairman of the Board and the Chairman of the Audit Committee of the Board). The Chairman of the Board will receive $80,000 in annual cash compensation. The Chairman of the Audit Committee of the Board will receive $65,000 in annual cash compensation. Such compensation will be paid quarterly. Non-employee directors do not receive any additional compensation for attending meetings.

MANAGEMENT

Executive Officers

The following table sets forth certain information regarding all NEOs who were not also directors as of April 20, 2010.

Name	Age	Position(s) Held
Jonathan W. Norwood	41	Vice President, Chief Financial Officer and Treasurer
Mark W. Lepine	59	President, Men’s Division
Howard L. Zwilling	54	President, Women’s Division

JONATHAN W. NORWOOD joined the Company as Vice President and Chief Financial Officer in April 2006. In August 2006, Mr. Norwood assumed the title of Treasurer. Prior to joining the Company, he was with the Liberty Corporation as the Controller and served as a member of the management team from April 2001 until the March 2006 sale of the company. Prior to working for the Liberty Corporation, he served as Chief Financial Officer of Team Vest, LLC. Mr. Norwood began his career with Ernst & Young LLP in 1991 and became a certified public accountant in 1994.

MARK W. LEPINE joined the Company as President of its Men’s division in February 2007 with 27 years of prior wholesale experience. Prior to joining the Company, he was with Oxford Apparel as the Executive Vice President of Sales and Marketing from 2006 through 2007. Mr. Lepine served as Vice-President of Sales and President of the Men’s Special Market division of Liz Claiborne from 2000 through 2006,where he led all phases of the Men’s Special Markets division, which launched the sub-brands Axcess and Crazy Horse in the mid-tier channel. Mr. Lepine was with Phillips Van Heusen from 1983 through 2000, where he played an instrumental role in launching the Van Heusen Sportswear and Dress Shirt business at J.C. Penney Company, Inc.

HOWARD L. ZWILLING came out of retirement and joined the Company as President of its Women’s division on July 29, 2009. Mr. Zwilling joined Hampshire with more than 30 years of operational and merchandising expertise in the retail industry and a strong knowledge of the Women’s apparel sector from former leadership roles at Jones Apparel Group, McNaughton Apparel Group and Miss Erika Inc. Mr. Zwilling most recently served as Group Chief Executive Officer of Jones Apparel Group’s Moderate Sportswear business from January 2006 through October 2007, where he maintained full operating responsibility for Miss Erika and Pappagallo, as well as such other brands as Joneswear, Joneswear Studio, Evan Picone, Bandolino, Norton McNaughton, Nine & Company and Rena Rowan. Mr. Zwilling was Chief Executive Officer of Miss Erika, a division of Jones Apparel Group, from June 2001 through December 2005.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth information regarding compensation earned by our principal executive officers and two of our other most highly compensated executive officers (other than our principal executive officers) during 2009 and 2008:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Long-Term Compensation ($)(6)	All Other Compensation ($)	Total ($)
Heath L. Golden President and Chief Executive Officer(1)	2009	303,290	223,848	—	—	3,474	530,612
	2008	275,000	—	110,000	82,500	4,740	472,240

Richard A. Mandell President and Chief Executive Officer(2)	2009	90,000	44,770	—	—	100,555	235,325

Michael S. Culang President and Chief Executive Officer(3)	2009	240,000		—	—	2,268,059	2,508,059
	2008	800,000		—	420,000	5,790	1,225,790

Howard L. Zwilling President, Women’s Division(4)	2009	201,923	223,848	—	—	115	425,886

Mark W. Lepine President, Men’s Division	2009	290,000	223,848	10,000	—	2,834	526,682
	2008	300,000	—	—	75,000	5,175	380,175

(1)	Mr. Golden was appointed President and Chief Executive Officer on July 29, 2009, and the Board increased his base annual salary to $350,000 effective immediately. Mr. Golden held the position of Executive Vice President and Chief Operating Officer from April 15, 2009 until July 29, 2009 and held the positions of General Counsel and Vice President of Administration during 2008.
(2)	Mr. Mandell has served as a Director since May 1, 2008. Mr. Mandell’s 2009 salary reflects wages he earned on a base salary of $300,000 while he held the position of President and Chief Executive Officer from April 15, 2009 until July 29, 2009. Mr. Mandell’s stock award reflects a grant received on November 9, 2009 for his role as a Director. Mr. Mandell’s “All Other Compensation” is comprised of Director fees he earned of $73,333 for 2009, as a non-employee Director, $25,000 in consulting fees related to assisting, at the request of and the approval by the Board, management during February 2009 and March 2009, and $2,222 in employee benefits.
(3)	Mr. Culang resigned as President and Chief Executive Officer and as a Director on April 15, 2009. Mr. Culang’s 2009 salary reflects wages he earned on a base salary of $800,000 while he held the position of President and Chief Executive Officer from January 1, 2009 until April 15, 2009. Mr. Culang’s “All Other Compensation” is comprised of $2,216,197 (See “Culang Employment Agreement”) in severance paid as defined by his employment contract, $46,154 in vacation benefits paid upon termination and $5,708 in other fringe benefits paid while he was employed by the Company. The Company also paid Mr. Culang $900,706 in October 2009 for deferred compensation earned in prior years.
(4)	Mr. Zwilling was named President of the Women’s division on July 29, 2009, the date he became an employee of the Company.
(5)	These amounts represent the grant date fair value of stock awards granted to each NEO in the year ended December 31, 2009 computed in accordance with Financial Accounting Standards Board Accounting Standard CodificationTM Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 1 and Note 12 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2009. Mr. Golden, Mr. Zwilling, and Mr. Lepine were each awarded 100,000 shares of restricted stock based on the $3.00 per share fair market value on November 9, 2009, when the stock compensation was granted, all of which were outstanding at December 31, 2009. At the highest level of performance, the fair market value of the stock award to each of Mr. Golden, Mr. Zwilling, and Mr. Lepine is $300,000. Mr. Mandell, as a Director, received a stock award of 20,000 shares based on the $3.00 per share fair market value on November 9, 2009, when the stock compensation was granted, all of which was outstanding at December 31, 2009. At the highest level of performance, the fair market value of the stock award to Mr. Mandell is $60,000.
(6)	Long-term compensation was awarded in 2008 and subject to vesting. No long-term grants were made in 2009 and 2010, and the long-term bonus plan was terminated in March 2010.

NARRATIVE DISCLOSURE RELATING TO SUMMARY COMPENSATION TABLE

Golden Employment Agreement

Mr. Golden’s employment with us during 2009 was governed by the terms of an employment agreement dated April 3, 2007, pursuant to which he served as our Vice President of Administration, General Counsel and Secretary. Under the agreement, Mr. Golden’s base salary was $275,000, with a guaranteed bonus for an amount equal to $110,000. Mr. Golden’s contract was amended to eliminate the guaranteed bonus of $110,000 after 2008. Mr. Golden’s employment agreement was amended May 4, 2009 to, among other things, provide an annual base salary of $261,250 as part of a reduction in executive compensation under a cost reduction plan. Upon Mr. Golden’s July 29, 2009 appointment as our President and Chief Executive Officer, his annual salary was increased to $350,000. Upon a termination of employment by the Company other than for cause, Mr. Golden is entitled to severance equal to half of his annual base salary plus a pro rata portion of the bonus he would have been entitled to receive pursuant to the employment agreement if his employment had not terminated, payable after the end of that year. In addition, within 30 days after a change of control of the Company and regardless of whether Mr. Golden continues to be employed by us, he is entitled to receive a lump-sum amount equal to two (2) times the sum of (i) his annual base salary in effect immediately prior to the change of control plus (ii) the total bonus amount paid or payable by us to him for services performed entirely during the year prior to the year in which the change of control occurs. If the employment of Mr. Golden continues after a change of control, he will not be entitled to any other severance payments and his employment will be on an “at-will” basis.

Mandell Employment Agreement

Mr. Mandell’s employment with us during 2009 was governed by the terms of an employment agreement dated April 15, 2009, pursuant to which he served as our President and Chief Executive Officer until July 29, 2009. Under the agreement, Mr. Mandell’s annual base salary was $300,000.

Culang Employment Agreement

Mr. Culang’s employment with the Company was terminated as of April 15, 2009, and the Company has no additional liabilities to Mr. Culang.

Mr. Culang and the Company entered into an agreement (the “Letter Agreement”) on October 8, 2007 with respect to his performance as President and Chief Executive Officer. Mr. Culang’s employment, prior to the letter agreement, was governed by an employment agreement dated July 1, 2005 (the “2005 Agreement”). Under the 2005 Agreement, Mr. Culang served as Chief Executive Officer of Hampshire Designers, Inc., which operates a Men’s and Women’s sweater business, Hampshire Brands and Hampshire Designers, respectively. The term of the 2005 Agreement was superseded by a new employment agreement, dated July 30, 2008 (the “Employment Agreement”). Under the Employment Agreement, Mr. Culang agreed to continue to serve as our President and Chief Executive Officer for an indefinite term or until his resignation, retirement, death, disability or removal. The Employment Agreement provided Mr. Culang with an annual base salary of $800,000 and an annual discretionary bonus based upon achievement of Company objectives established by the Compensation Committee each year. The Employment Agreement superseded all prior agreements with Mr. Culang.

Under the Employment Agreement, in the event that Mr. Culang’s employment was terminated (A) by us without cause, (B) by Mr. Culang for good reason, or (C) as a result of Mr. Culang’s death or disability, he was entitled to (i) the payment of certain accrued obligations, (ii) any unpaid annual bonus with respect to any prior completed fiscal year, and (iii) a pro rata portion of his annual bonus for the year of termination.

Additionally, if Mr. Culang’s employment was terminated by us without cause or by Mr. Culang for good reason with notice, in each case either prior to or more than one year following a change in control, he was entitled to a lump sum cash payment equal to one and a half (1.5) times the average salary and discretionary or performance-based bonus paid to Mr. Culang over the three years immediately preceding such termination. The Employment Agreement also imposed on Mr. Culang certain confidentiality, non-compete, and non-solicit obligations. The non-compete and non-solicit obligations continue for 18 months following the termination of Mr. Culang’s employment for any reason.

Mr. Culang received severance under the terms of his employment agreement, which required the Company to make a lump sum payment equal to one and a half times the average of his salary and bonus for the three years immediately preceding his termination. Mr. Culang’s $2,216,197 severance was comprised of a salary component payment of $1,112,500 and a bonus component payment of $1,103,697.

Under the Letter Agreement, Mr. Culang received a deferred special bonus for 2007 of $500,000 that was earned according to the terms therein and was payable upon the earlier of Mr. Culang’s separation from service from the Company or the occurrence of a change in control of the Company, subject to U.S. Treasury regulations. Mr. Culang earned an annual incentive bonus of $342,394 in 2007, which was deferred on a mandatory basis until the earlier of Mr. Culang’s separation or a change in control of the Company. (See “Nonqualified Deferred Compensation”) The special bonus and Mr. Culang’s annual bonus were deferred and earned interest of 5.32% until paid. The deferred compensation was paid in October 2009 and Mr. Culang received $900,706.

Zwilling Employment Agreement

Mr. Zwilling’s employment with us during 2009 was governed by the terms of an employment agreement dated July 24, 2009, pursuant to which Mr. Zwilling serves as President of our Women’s division. Under the agreement, Mr. Zwilling is entitled to an annual base salary of $500,000. Upon a termination of employment by the Company other than for cause, Mr. Zwilling is entitled to severance equal to half of his annual base salary.

Lepine Employment Agreement

Mr. Lepine’s employment with us during 2009 was governed by the terms of an employment agreement dated February 9, 2007, pursuant to which Mr. Lepine serves as President of our Men’s division. Under the agreement, Mr. Lepine was entitled to an annual base salary of $300,000. Mr. Lepine’s employment agreement was amended May 4, 2009 to, among other things, decrease his annual base salary to $285,000 as part of a reduction in executive compensation under a cost reduction plan. Mr. Lepine earned a discretionary bonus of $10,000 in 2009. Mr. Lepine’s employment agreement was amended in 2010, and his annual base salary was increased to $315,000 effective March 1, 2010. Upon a termination of employment by the Company other than for cause, Mr. Lepine is entitled to severance equal to half of his annual base salary plus a pro rata portion of the bonus he would have been entitled to receive pursuant to the employment agreement if his employment had not terminated, payable after the end of that year.

Annual Incentive Bonus

Each of the NEOs is eligible to receive an annual incentive bonus, which is intended to compensate the NEO for achieving our annual financial goals at corporate levels. The Compensation Committee did not approve an incentive bonus for 2009. In October 2009, we adopted the Hampshire Group, Limited 2010 Cash Incentive Bonus Plan (the “Bonus Plan”) pursuant to which we will grant annual performance-based bonuses to approximately 30 employees, managers, and named executive officers for fiscal years subsequent to 2009. The goal of the Bonus Plan is to align the annual interests of our management and other key employees with those of the Company and our stockholders by providing a cash bonus incentive for meeting annual goals set by the Board.

Nonqualified Deferred Compensation

Pursuant to the terms of Mr. Culang’s Letter Agreement dated October 8, 2007, Mr. Culang, upon separation of service from the Company, was to be paid his deferred compensation plus interest at a rate of 5.32% per annum. The payment of Mr. Culang’s nonqualified deferred compensation was delayed until the six month anniversary of Mr. Culang’s April 15, 2009 termination of employment to the extent required by Internal Revenue Code Section 409A. Interest was computed monthly on Mr. Culang’s deferred compensation and on the previously earned interest.

Mr. Culang’s deferred compensation 2009 activity is set forth in the following table:

Name	Executive Contributions in 2009 ($)	Employer Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)	Aggregate Increase in 2009(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2009 ($)
Michael S. Culang(1)	—	—	37,068	37,068	900,706	—

(1)	Mr. Culang’s deferred compensation and interest accrued thereon was $863,638 at December 31, 2008.
(2)	Amounts in this column reflect interest at 5.32% earned on amounts deferred and interest previously earned by Mr. Culang.

Outstanding Equity Awards at Fiscal Year-End

On October 21, 2009, we adopted a stock and cash incentive compensation plan, the Stock Plan, which is designed to assist us in attracting, retaining, motivating, and rewarding key employees, officers, directors, and consultants, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of these individuals with those of our stockholders. The Stock Plan, which is administered by the Board or a committee appointed by the Board, permits us to award eligible persons nonqualified stock options, restricted stock, and other stock-based awards.

The following table shows grants of unvested stock awards, all granted under the Stock Plan, outstanding on the last day of the fiscal year ended December 31, 2009, including both awards subject to performance conditions and non-performance based awards, to each of the executive officers named in the Summary Compensation Table.

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Heath L. Golden	10,000	39,900	90,000	359,100
Richard A. Mandell	2,000	7,980	18,000	71,820
Michael S. Culang	N/A	N/A	N/A	N/A
Howard L. Zwilling	10,000	39,900	90,000	359,100
Mark W. Lepine	10,000	39,900	90,000	359,100

(1)	Time-based vesting shares, with 25% vesting on March 31 of each of 2010, 2011, 2012, and 2013.
(2)	Performance-based vesting (the “Performance-Vested Shares”), with 22,500 of the Performance-Vested Shares vesting on March 31 of each of 2011, 2012, 2013, and 2014, provided that as of each such vesting date our consolidated return on operating income for the preceding fiscal year as a percent of average working capital (excluding discontinued operations) is equal to or greater than 6%, with respect to the 2010 and 2011 fiscal years, and 8%, with respect to the 2012 and 2013 fiscal years. In the event we miss its target in a given year, the shares that would otherwise have vested in that year will be rolled forward to the next year and will vest simultaneously with the shares already allocated for that subsequent year should we exceed that year’s target by an amount sufficient to cover the prior year’s or years’ cumulative shortfall. This rollover mechanism will permit shares to be carried forward over multiple years until the expiration of the plan.
(3)	The market value of the stock award is determined by multiplying the number of shares times $3.99, the closing price of our common stock on the Pink Sheets under the symbol “HAMP.PK” on December 31, 2009, the last day of our fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to shares of the Company’s common stock that may be issued under equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	None	N/A	None
Equity Compensation Plans Not Approved by Stockholders	847,500	$3.01	32,500
Total	847,500	$3.01	32,500

On October 21, 2009, we adopted the Stock Plan. The total number of shares of the Company’s common stock available for issuance under the Plan is 880,000.

The Stock Plan is designed to assist us in attracting, retaining, motivating, and rewarding key employees, officers, directors, and consultants, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of these individuals with those of our stockholders. The Stock Plan permits us to award eligible persons nonqualified stock options, restricted stock, and other stock-based awards. In connection with the adoption of the Stock Plan, the Board approved grants of restricted stock under the Stock Plan, which consisted of over 30 grants to employees, managers, named executive officers, and directors.

Ten percent of each award of restricted stock will be subject to time-based vesting (the “Time-Vested Shares”), with 25% of the Time-Vested Shares vesting on March 31 of each of 2010, 2011, 2012, and 2013, subject to the respective grantee’s continued service through the applicable vesting date. The remaining 90% of each award of restricted stock will be subject to performance-based vesting (the “Performance-Vested Shares”), with 25% of the Performance-Vested Shares vesting on March 31 of each of 2011, 2012, 2013, and 2014, provided that as of each such vesting date the Company’s consolidated return on operating income for the preceding fiscal year as a percent of average working capital (excluding discontinued operations) is equal to or greater than 6%, with respect to the 2010 and 2011 fiscal years, and 8%, with respect to the 2012 and 2013 fiscal years. In the event the Company misses its target in a given year, the shares that would otherwise have vested in that year will be rolled forward to the next year and will vest simultaneously with the shares already allocated for that subsequent year should the Company exceed that year’s target by an amount sufficient to cover the prior year’s or years’ cumulative shortfall. This rollover mechanism will permit shares to be carried forward over multiple years until the expiration of the Plan.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Securities and Exchange Commission for service on an audit committee, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.hamp.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of BDO Seidman, LLP. In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2009, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management and BDO Seidman, LLP, our independent registered public accounting firm;
•	Discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and
•	Received written disclosures and the letter from BDO Seidman, LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee, and the Audit Committee further discussed BDO Seidman, LLP’s independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Members of the Audit Committee
Irvin W. Winter, Chairman Harvey L. Sperry Peter H. Woodward

AUDIT FEES

The Audit Committee appointed BDO Seidman, LLP (“BDO”) as the Company’s independent registered public accounting firm for the year ended December 31, 2009, and BDO commenced providing services for the quarterly period ended September 26, 2009. Deloitte & Touche LLP (“Deloitte”) served as the independent registered public accounting firm for the year ended December 31, 2008 and through to the appointment of BDO, including for the quarterly periods ended March 28, 2009 and June 27, 2009.

The aggregate fees for professional services rendered for the Company by the Company’s auditors for the years ended December 31, 2009 and 2008 were:

	2009	2008
Audit	$309,477	$652,200
Audit related	32,200	—
All other	—	—
Total	$341,677	$652,200

Audit Fees

The aggregate fees of BDO for professional services for the audit of our annual consolidated financial statements as of and for the year ended December 31, 2009 and for the review of our unaudited consolidated financial statements for the first, second and third quarters of 2009 were $202,000 and expenses related thereto were $23,062. In addition, Deloitte billed approximately $83,000 for audit services rendered in 2009 and expenses related thereto were $1,415, primarily related to the review of the first and second quarter financial statements, while engaged as the Company’s independent registered accounting firm.

The aggregate fees of Deloitte for professional services for the audit of our annual consolidated financial statements as of and for the year ended December 31, 2008 and for the reviews of our unaudited consolidated financial statements for the first three quarters of 2008 were $631,400 and expenses related thereto were $20,800.

Audit Related Fees

The aggregate fees of BDO for audit related services rendered for 2009 were $2,200 and were for BDO’s review of the Company’s October 2009 S-8 filing related to compensation plans. The aggregate fees of Deloitte for audit related services rendered for 2009 were $30,000 and were for Deloitte’s review of, among other things, the Company’s October 2009 S-8 filing related to compensation plans. There were no audit related services rendered by Deloitte for 2008.

Tax Fees

There were no tax related services rendered by BDO or Deloitte for 2009 and 2008.

All Other Fees

There were no other fees billed by BDO or Deloitte for 2009 and 2008.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Prior to engagement of the independent registered accounting firm for the next year’s audit, management will submit a listing of services expected to be rendered during that year for each of our categories of services to the Audit Committee for approval.

1. AUDIT SERVICES include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. AUDIT-RELATED SERVICES are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, sales and disposals, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. TAX RELATED SERVICES include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4. OTHER FEES are those associated with services not captured in the above categories. The Company generally does not request such services from the independent registered accounting firm.

Prior to engagement, the Audit Committee obtains detailed information as to the particular services to be provided, and then completes its pre-approval process. The fees are budgeted and the Audit Committee requires the independent registered accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All work performed by BDO and Deloitte as described in the “Audit Fees” section under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, all reports which were required to be filed by our directors, executive officers and ten percent stockholders pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Mr. Harvey Sperry, a Director of the Company, retired as a partner of the law firm of Willkie Farr & Gallagher LLP in March of 2000. The firm has served as legal counsel for the Company since 1977. In such capacity, for the years ended December 31, 2009 and 2008, this firm was paid approximately $1.8 million and $2.1 million, respectively.

Mr. Richard Mandell, a Director of the Company, was, at the request and with the approval of the Board, paid $25,000 during 2009, as he earned $12,500 in monthly consulting fees during February 2009 and March 2009 for assisting management with various matters.

On August 30, 2005, the Company entered into a twelve-year, triple net lease for 100% of the space in a building located in Anderson, South Carolina with a company in which Mr. Ludwig Kuttner and Mr. Charles Clayton, former executives whose employment was terminated in 2006, are the beneficial owners. Commencing February 1, 2006, the Company started utilizing the building as its administrative offices. The Company occupies approximately 40% of the building, but under terms of the lease it is required to pay for 100% of the space and may sublease any unused space. During 2006, the Company entered into a sublease for a portion of this unused space and took a charge of approximately $47,000 due to the fact that the economic terms of the sublease were less favorable than the lease. In 2007, the Company leased the remaining unused space at comparable terms to the original lease. During 2009, the Company recorded a charge for approximately $0.2 million reflected in Restructuring charges in the statement of operations for unused space it plans to sublease. Lease payments made by the Company related to this facility were approximately $0.3 million and $0.4 million during the years ended December 31, 2009 and 2008, respectively.

The Audit Committee Charter provides that the Audit Committee must approve all related party transactions entered into by the Company with any of our directors or executive officers. The lease described above between the Company and another company in which Mr. Kuttner and Mr. Clayton are beneficial owners was approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 2)

The Audit Committee has appointed BDO Seidman, LLP (“BDO”), as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2010. The Board proposes that the stockholders ratify this appointment. BDO audited our financial statements for the fiscal year ended December 31, 2009. We expect that representatives of BDO will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

On and effective September 28, 2009, BDO was engaged to serve as the Company’s independent registered public accounting firm, replacing Deloitte & Touche LLP (“Deloitte”). BDO was engaged as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ended September 26, 2009.

During the fiscal years ended December 31, 2008 and 2007 and through September 28, 2009, the date of the appointment of BDO, the Company did not consult BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as defined in Item 304(a)(2)(i) and (ii) of the Securities and Exchange Commission’s Regulation S-K.

On September 28, 2009, the Company dismissed Deloitte as the Company’s independent registered public accounting firm. The decision to dismiss Deloitte was recommended and approved by the Audit Committee of the Company’s Board of Directors.

The audit reports of Deloitte on the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report for fiscal year ended December 31, 2008 contained an explanatory paragraph with respect to uncertainty as to our ability to continue as a going concern. Specifically, the Company was not in compliance with a covenant in its credit facility at December 31, 2008, which raised uncertainty regarding the Company’s ability to fulfill its financial commitments as they became due during 2009. Subsequently, the Company amended its credit facility on August 7, 2009, which eliminated the covenant violation and provided the Company with a $48 million credit facility. During the fiscal years ended December 31, 2008 and December 31, 2007, and during the period from the end of the most recently completed fiscal year through September 28, 2009, the date of the dismissal of Deloitte, there were no disagreements with Deloitte regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to such disagreements in its reports. During the years ended December 31, 2008 and 2007, and through September 28, 2009, there were no reportable events as defined in Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K.

The following table presents fees for professional audit services rendered by BDO for the audit of the Company’s annual financial statements for the year ended December 31, 2009 and fees billed for other services rendered by BDO during this period.

AUDIT FEES

The Audit Committee appointed BDO as the Company’s independent registered public accounting firm for the year ended December 31, 2009, and BDO commenced providing services for the quarterly period ended September 26, 2009.

2009
Audit	$225,062
Audit related	2,200
All other	—
Total	$227,262

Audit Fees

The aggregate fees paid to BDO for professional services for the audit of our annual consolidated financial statements as of and for the year ended December 31, 2009 and for the review of our unaudited consolidated financial statements for the first, second and third quarters of 2009 were $202,000 and expenses related thereto were $23,062.

Audit Related Fees

The $2,200 fees for audit related services rendered for 2009 were for BDO’s review of the Company’s October 2009 S-8 filing related to compensation plans.

Tax Fees

There were no tax related services rendered by BDO for 2009.

All Other Fees

There were no other fees billed by BDO for 2009.

In the event the stockholders do not ratify the appointment of BDO as our independent public accounting firm, the Audit Committee may reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

The Board Of Directors Recommends A Vote To Ratify The Appointment Of BDO Seidman, LLP As Our Independent Registered Public Accounting Firm, And Proxies Solicited By The Board Will Be Voted In Favor Of Such Ratification Unless A Stockholder Indicates Otherwise On The Proxy.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

New York, New York
April 28, 2010

Our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2009, and which provides additional information about us, can be found on the website of the Securities and Exchange Commission at www.sec.gov. It is also available on our website at www.hamp.com. You may obtain from us a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, by sending a written request to: Chief Financial Officer, Hampshire Group, Limited, 1924 Pearman Dairy Road, Anderson, South Carolina, 29625. Exhibits will be provided upon written request and payment of an appropriate processing fee.

HAMPSHIRE GROUP, LIMITED

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▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" ITEM 2.

Please mark your votes as indicated in this example ☒

1. ELECTION OF DIRECTORS

Nominees:

Heath L. Golden	Herbert Elish
Richard A. Mandell	Peter H. Woodward
Janice E. Page	Robert C. Siegel

FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ____

	FOR	AGAINST	ABSTAIN
2. Vote to ratify BDO Seidman, LLP as our independent auditor.	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date __________

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: **http://bnymellon.mobular.net/bnymellon/hamp.pk**

▼ FOLD AND DETACH HERE ▼

PROXY

HAMPSHIRE GROUP, LIMITED

Annual Meeting of Stockholders – Wednesday, June 2, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Heath L. Golden, President, Chief Executive Officer and Secretary and Jonathan W. Norwood, Vice President, Chief Financial Officer and Treasurer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hampshire Group, Limited Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held at the offices of HSBC, 452 Fifth Avenue, New York, NY 10018 on Wednesday, June 2, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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